UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2014

ARISTA POWER, INC.
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)             On June 2, 2014, Molly Hedges submitted her resignation as the Chief Financial Officer and Treasurer of Arista Power, Inc. (the “Company”), effective June 13, 2014.

(c)             On June 6, 2014, the Board of Directors of Arista Power named Stephen Brown as the Acting Chief Financial Officer and Treasurer of Arista Power, effective June 16, 2014.  Upon joining the Company, Mr. Brown will be the Company’s Principal Financial Officer and Principal Accounting Officer.  Mr. Brown, age 58, will report to Arista Power’s Chief Operating Officer, Adeeb Saba.

                 There is no arrangement or understanding between Mr. Brown and any other person, pursuant to which Mr. Brown is to be selected as an officer of the Company that would require disclosure under Item 401(b) of Regulation S-K. Additionally, there is no familial relationship between Mr. Brown and any other person that would require disclosure under Item 401(d) of Regulation S-K. Except as described herein, Mr. Brown is not a party to any transactions that would require disclosure under Item 404(a) of Regulation S-K.

                  Steve Brown served as several executive positions including as Chief Financial Officer for IDT Corporation (NYSE: IDT) from April 1995 to January 2009 in which he oversaw the financial end of taking the start-up telecommunications company public and guided it through the spin-offs of two subsidiaries, various public offerings and bank facilities. During his tenure at IDT, Mr. Brown also served on IDT’s Board of Directors for six years, and on the Board of Net2Phone Inc. (NASDAQ:  NTOP) for five years. Mr. Brown was also the founder and chairman of IDT Entertainment Inc., a movie studio and media subsidiary that IDT sold for a profit in excess of $225 million.  From 2009 to present, Steve is a managing partner of The Mcguffin Group Financial, a financial consulting firm concentrating on advising early stage companies. Clients served include Cardis Enterprises International, Hyperactive, Xsovt Brands Inc. and NJR Medical Inc. Steve also is a partner in an accounting and tax practice, Brown, Brown and Associates. Steve is a licensed certified public accountant and a member of the Academy of Television Arts and Sciences and serves on the Board of Directors for several educational institutions including serving on the Board of Governors for Touro College.  Mr. Brown received a B.A. degree in Economics from Yeshiva University and a B.B.A. degree in Business and Accounting from Baruch College.

                  With the exception of the Arista Power 2008 Equity Incentive Plan, as amended and restated (the “2008 Plan”), and the below-described grant of restricted common stock and stock options to purchase common stock of Arista Power, there is no material plan, contract or arrangement to which Mr. Brown is a party, or in which he participates, nor has there been any material amendment to any plan, contract or arrangement, by virtue of his appointment as Acting Chief Financial Officer and Treasurer.

                  Mr. Brown will be paid an annual salary of $78,000 per year.  On his start date of June 16, 2014, Mr. Brown will be awarded pursuant to the terms and conditions of the 2008 Plan:  (1) 50,000 shares of the Company’s restricted common stock with 10,000 of such restricted shares vesting immediately and 40,000 of such restricted shares vesting in six months; and (2) 350,000 stock options with 50,000 of such options vesting immediately, 50,000 of such stock options vesting every six months after the Mr. Brown’s start date for the next 24 months, 25,000 of such options vesting 30 months after Mr. Brown’s start date and 75,000 of such options vesting if Mr. Brown is named Chief Financial Officer of the Company.  All of the above-referenced shares of restricted stock and stock options will vest in full upon any of the following:  (a) the Company consummating fundraising in an amount of no less than $3,000,000; (b) the Company entering into a line of credit to finance its system in an amount of no less than $3,000,000; and (c) the investment by a strategic investor in an amount of no less than $1,000,000.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
Name: William A. Schmitz
Title: Chief Executive Officer

Dated: June 6, 2014

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